UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2026

Prelude Therapeutics Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39527	81-1384762
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 Innovation Boulevard Wilmington, Delaware		19805
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 467-1280

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PRLD	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On April 15, 2026 Prelude Therapeutics Incorporated, (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Charles Q. Morris, M.D., age 61, as the Chief Medical Officer of the Company, effective on April 20, 2026 (the “Appointment Date”).

Prior to joining the Company, Dr. Morris served as Chief Medical Officer at Lava Therapeutics N.V. from February 2023 until its acquisition by XOMA Royalty in October 2025. Previously, he was Chief Medical Officer at Celyad Oncology from April 2021 to January 2023 and Radius Health from September 2018 to December 2020. Dr. Morris received his Degrees of Bachelor of Medicine and Bachelor of Surgery from Sheffield University Medical School, a Bachelor of Medical Science in Clinical Pharmacology and Therapeutics from Sheffield University Medical School, and is a Member of the Royal College of Physicians of London.

In connection with Dr. Morris’ appointment as Chief Medical Officer, the Compensation Committee of the Board approved the Company’s entry into an employment agreement (the “Employment Agreement”) with Dr. Morris, which includes the following terms: (i) an initial annual base salary of $535,000 per year (the “Initial Base Salary”), (ii) an annual discretionary bonus of up to 40% of the Initial Base Salary (the “Target Bonus”), (iii) an option to purchase up to 450,000 shares of Company’s common stock (the “Option Award”) under the 2020 Equity Incentive Plan with 1/4th of the shares underlying the Option Award vesting and becoming exercisable on the one-year anniversary of the Appointment Date, and 1/48th of the shares underlying the Option Award vesting and becoming exercisable on a monthly basis thereafter. Additionally, in the event Dr. Morris experiences a termination of his employment without “Cause” or he resigns for “Good Reason” (each as defined in the Employment Agreement), provided that he executes and makes effective a release of claims against the Company and its affiliates, Dr. Morris will become entitled to (i) continued base salary for nine months, payable in accordance with the Company’s standard payroll practices and (ii) premium payments for continued healthcare coverage for up to nine months. In the event Dr. Morris experiences a termination without “Cause” or he resigns for “Good Reason” during the 12-month period following a "Change in Control", then in lieu of the foregoing, Dr. Morris would become entitled to (i) continued base salary for 12 months, payable in accordance with the Company’s standard payroll practices; (ii) 100% of his annual Target Bonus; (iii) premium payments for continued healthcare coverage for up to 12 months; and (iv) 100% accelerated vesting his then-outstanding equity awards.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2026.

The Company expects to enter into its standard form of indemnification agreement for directors and executive officers with Dr. Morris. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 4, 2020 and incorporated by reference herein.

There are no arrangements or understandings between Dr. Morris and any other persons, pursuant to which he was appointed as Chief Medical Officer, no family relationships among any of the Company’s directors or executive officers and Dr. Morris and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated April 15, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRELUDE THERAPEUTICS INCORPORATED

Date: April 15, 2026	By:	/s/ Bryant Lim
Bryant Lim
Chief Financial Officer and Chief Legal Officer